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                                                                   Exhibit A
                                AMENDMENTS TO THE                  ---------
                      ARTICLES OF AMENDMENT AND RESTATEMENT
                             OF DECLARATION OF TRUST
                                       OF
                         EQUITY OFFICE PROPERTIES TRUST

1.            AMENDMENT TO SECTION 7.2.1(a)

              Section 7.2.1(a) is amended to add the following new subparagraph
(iv):

                     (iv) No Person shall acquire Beneficial Ownership of any
              Shares after the Effective Time if, as a result of such acquisition of Beneficial Ownership, the fair market value of the Shares owned directly and indirectly by Non-U.S. Persons for purposes of Section 897(h)(4)(B) of the Code would comprise forty three percent (43%) or more of the fair market value of the issued and outstanding Shares; provided, however, that the foregoing shall not apply to any acquisition of Beneficial Ownership of any Preferred Shares outstanding at the Effective Time or any Common Shares upon the conversion of any such Preferred Shares.

2.            AMENDMENTS TO SECTION 7.1

              Section 7.1 is amended to add the following new definitions:

                     Effective Time. The term "Effective Time" shall mean the
              later of (i) the time the SDAT accepts for record articles of merger relating to the merger of Cornerstone Properties, Inc. with and into the Trust or (ii) the time established under such articles, not to exceed 30 days after the articles are accepted for record by the SDAT.

                     Non-U.S. Person. The term "Non-U.S. Person" shall mean a
              Person other than a U.S. Person.

                     U.S. Person. The term "U.S. Person" shall mean (a) a
              citizen or resident of the United States, (b) a partnership created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), (c) a corporation created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), and (d) any estate or trust (other than a foreign estate or foreign trust, within the meaning of Section 7701(a)(31) of the Code).
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3.            AMENDMENTS TO SECTION 7.2.1(b)

              Section 7.2.1(b) is amended to read as follows:

                     (b) Transfer in Trust. If any Transfer of Shares (whether
              or not such Transfer is the result of transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 7.2.1(a)(i), (ii) or (iv),

                                   (i) then that number of Shares the Beneficial
              or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iv), as applicable (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

                                   (ii) if the transfer to the Charitable Trust
              described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i),
              (ii) or (iv), as applicable, then the Transfer of that number of Shares that otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iv), as applicable (rounded up to the nearest whole share) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

4.            AMENDMENT TO SECTION 7.2.4(b)

              The existing Section 7.2.4(b) is amended to read as follows:

                     (b) each Person who is a Beneficial or Constructive Owner
              of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may require, in good faith, in order to determine the Trust's status as a REIT or a "domestically controlled REIT" (within the meaning of Section 897(h)(4)(B) of the Code) and to comply with the requirements of any taxing authority or to determine such compliance.




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5.            AMENDMENT TO ADD NEW SECTION 7.2.9

              The existing Section 7.2.9 is renumbered as Section
7.2.10 and the following new Section 7.2.9 is added:

                     Section 7.2.9 Increase in Percentage Set Forth in Section
              7.2.1(a)(iv). The Board of Trustees may from time to time increase the percentage set forth in Section 7.2.1(a)(iv) from forty three percent (43%) to such higher percentage as shall be determined by the Board of Trustees; provided, however, that in no event shall such percentage exceed forty nine percent (49%) less the percentage of the aggregate fair market value of the total issued and outstanding Shares represented by the fair market value of any Preferred Shares then outstanding that were outstanding at the Effective Time (as such fair market values are determined by the Board of Trustees in good faith).

6.            AMENDMENTS TO SECTION 7.2.10

              The first sentence of the legend set forth in Section 7.2.10 (as renumbered pursuant to the other amendments made pursuant hereto) is amended to delete the word "and" immediately preceding the following: "(iv) no Person may Transfer Shares . . .", and to insert the following new language at the end of such first sentence:

              ; and (v) no Person may acquire Beneficial Ownership of any Shares after the Effective Date if, as a result of such acquisition, the fair market value of the Shares owned directly and indirectly by Non-U.S. Persons would comprise more than forty three percent (43%) of the fair market value of the issued and outstanding Shares; provided, however, that clause (v) shall not apply to any acquisition of any Preferred Shares outstanding at the Effective Time.


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